Exhibit 99.2

POWER OF ATTORNEY

Know all by these presents, that the undersigned hereby constitutes and appoints Arthur D. Lipson signing singly, the undersigned’s true and lawful attorney-in-fact to take any and all action in connection with the investment by Western Investment LLC, or its affiliates (“Western”), in the voting securities of DWS Multi-Market Income Trust, DWS High Income Trust, DWS Strategic Income Trust, DWS Dreman Value Income Edge Fund, Inc., DWS RREEF World Real & Tactical Strategies Fund, Inc. and DWS Global High Income Fund, Inc. (collectively, the “Funds”), including without limitation, relating to the formation of a Group (as defined below) between the undersigned and Western, all filings on Schedule 13D (as defined below), all filings on Forms 3, 4 and 5 (as defined below), any solicitation of proxies in support of the election of directors or trustees, as the case may be, of the Funds or other proposal(s), and all other matters related, directly or indirectly, to the Funds (together, the “Investment”).  With respect to each of the Funds such action shall include, but not be limited to:

1.           executing for and on behalf of the undersigned all Schedules 13D (“Schedule 13D”) required to be filed under Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules thereunder in connection with the Investment;

2.           executing for and on behalf of the undersigned all Forms 3, 4 and 5 (“Forms 3, 4 and 5”) required to be filed under Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder in connection with the Investment;

3.           executing for and on behalf of the undersigned all Joint Filing and Solicitation Agreements or similar documents pursuant to which the undersigned shall agree to be a member of a group, as contemplated by Rule 13d-1(k) promulgated under the Exchange Act (a “Group”), in connection with the Investment;

4.           performing any and all acts for and on behalf of the undersigned that may be necessary or desirable to complete and execute any such document, complete and execute any amendment or amendments thereto, and timely file such form with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

5.           taking any other action of any type whatsoever in connection with the Investment which in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact’s discretion.

This Power of Attorney shall remain in full force and effect until the undersigned is no longer a member of a Group with respect to any of the Funds unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorney-in-fact.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 22nd day of April, 2010.

/s/ Lynn D. Schultz
Lynn D. Schultz